UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           July 10, 2006

Clarient, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, CA		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code           (949) 425-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.            Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 10, 2006 Clarient Inc. (“Company”) received a notice from the Nasdaq Listing Qualification Staff (“Staff”) that the Company’s common stock is subject to delisting from the Nasdaq Capital Market as a result of failure to comply with the $1.00 per share bid price requirement for 30 consecutive days as required by Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until January 8, 2007, to regain compliance. If at anytime before January 8, 2007, the bid price of the Company’s common stock closes at $1.00 per share for 10 consecutive days, the Nasdaq staff will provide written notification that the Company complies with the Rule.

If compliance with this Rule cannot be demonstrated by January 8, 2007, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. If it meets the other initial listing criteria, the Nasdaq staff will notify the Company that it has been granted another 180 calendar day compliance period. If the Company does not regain compliance with the Rule and is not eligible for an additional compliance period, the Staff will provide written notification that the Company will be delisted and, at that time, the Company may appeal the determination to delist to a Listing Qualifications Panel.

A copy of the press release, dated July 13, 2006, announcing the Nasdaq delisting warning letter, is attached hereto as Exhibit 99.1. A copy of the the delisting warning letter from Nasdaq, dated July 10, 2006 is attached hereto as Exhibit 99.2.

Item 9.01               Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description of Exhibit

99.1	Press Release of Clarient Inc., dated July 13, 2006.

99.2	Delisting warning letter from the Nasdaq to the Company, dated July 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2006	By:	/s/ James V. Agnello
		Name:	James V. Agnello
		Title:	Senior Vice President and
Chief Financial Officer